Exhibit 99.1
NEWS RELEASE

CONTACTS	Lawrence E. Hyatt	Gene Marbach
	Chief Financial Officer	Investor Relations
	O’Charley’s Inc.	Makovsky + Company
	(615) 782-8818	(212) 508-9600
O’CHARLEY’S INC. REPORTS RESULTS FOR SECOND FISCAL QUARTER OF 2006
NASHVILLE, Tenn. (August 3, 2006) — O’Charley’s Inc. (NASDAQ/NM: CHUX), a leading casual- dining restaurant company, today reported revenues and earnings per share for the 12-week period ended July 9, 2006. The Company also provided its outlook for the current quarter and for the 2006 fiscal year.
Financial and Operating Highlights
•	Second-quarter revenue rose 4.4 percent to $223.6 million from $214.2 million in last year’s second quarter. Same-store sales for the second quarter declined 0.7 percent at O’Charley’s company-operated restaurants and 0.9 percent at the Ninety Nine Restaurant, and increased 2.7 percent at Stoney River Legendary Steaks.
•	Income from operations in the quarter was $9.5 million, or 4.2 percent of revenues, compared to $10.5 million, or 4.9 percent of revenues, in the second quarter of last year. As a percentage of restaurant sales, cost of food and beverage and payroll and benefits costs were both lower than in the prior-year quarter, while restaurant operating costs and general and administrative costs were higher. General and administrative costs in the quarter include $0.7 million, or 0.3 percent of revenue, for severance, recruiting and relocation expenses related to decisions made by the Company to strengthen its management team.
•	The Company reported second-quarter net earnings of $4.4 million, or $0.19 per diluted share, compared to net earnings of $5.0 million, or $0.21 per diluted share, for the same period in 2005, representing a decrease in earnings per diluted share of 9.5 percent. Results for 2006 reflect the impact of $0.02 per diluted share for severance, recruiting and relocation expenses, while results for the prior-year quarter reflect the impact of $0.02 per diluted share for the Company’s financial systems conversion project. Interest expense in the second quarter of 2006 was $0.01 per diluted share higher than in the prior-year quarter, due to the impact of higher interest rates on the Company’s variable rate debt, partially offset by lower borrowings under the Company’s bank credit facility. The effective tax rate applied to pretax earnings was 22.6 percent in the second quarter of 2006, compared to a tax rate of 29.0 percent in the prior-year period.
•	For the 28-week period ended July 9, 2006, revenue increased 5.0 percent to $530.1 million from $504.7 million in the same period last year. Income from operations was $24.4 million, or 4.6 percent of revenue, compared to $29.3 million, or 5.8 percent of revenue, in the prior year. Net earnings for the 28-week period were $11.6 million, or $0.49 per diluted share, compared to $15.1 million, or $0.65 per diluted share, in the same period last year.
3038 Sidco Drive • Nashville, TN 37204 • (615) 256-8500

CHUX Reports Second-Quarter Results for 2006

August 3, 2006
•	The Company stated that it expects to report net earnings per diluted share of between $0.11 and $0.16 for the 12-week period ending October 1, 2006. The Company revised its previously issued full-year earnings guidance and stated that it expects to report net earnings per diluted share of between $0.90 and $0.96 for the fiscal year ending December 31, 2006. The 2006 fiscal year is a 53-week year. The Company’s guidance for the full year reflects an estimated positive earnings impact from the 53rd week of between $0.08 and $0.10 per diluted share.
     “We increased average check and improved our controls over food and labor costs, thereby achieving financial results that were above the high end of the guidance offered on May 11, after adjusting for severance, recruiting and relocation expenses,” Gregory L. Burns, chairman and chief executive officer of O’Charley’s Inc., said. “All consumers are being impacted by higher gasoline prices and interest rates, and like many casual dining competitors O’Charley’s and Ninety Nine experienced guest count declines in the second quarter of 2006. However, we offset much of this decline through the implementation of tiered pricing, successful limited time offers, and the initial phase-out of Kids Eat Free in O’Charley’s.
     “While still in its early stages, we believe that our turnaround effort began to show results in the second quarter of 2006. As we have discussed previously, this turnaround effort has three major components. In addition to improving the box economics and improving guest satisfaction, which we began to demonstrate during the second quarter, we continue our efforts to build a winning team. During the quarter, Larry Taylor joined us as chief supply chain officer, Roland Ornelas joined us as vice president of strategic sourcing, and Dr. Steve McMillen joined us as vice president of human resource development. With the executives we have added over the past one and a half years, I believe that our company now has one of the strongest management teams in the restaurant industry.”
O’Charley’s Restaurants
     Restaurant sales for company-operated O’Charley’s increased 0.2 percent to $141.3 million for the second quarter, reflecting the addition of eight new company-operated restaurants and the closing of seven company-operated restaurants since the second quarter of 2005. The same-store sales decrease of 0.7 percent comprised a 3.4 percent increase in average check offset by a 3.9 percent decrease in guest counts. Average check for company-operated stores in the second quarter was $11.96. Two new company-operated O’Charley’s restaurants opened during the second quarter, bringing the total number of company-operated restaurants to 227 at the end of the quarter. One new joint venture O’Charley’s restaurant opened in the second quarter, bringing the total number of franchised and joint venture restaurants to eight at the end of the quarter. Including the restaurants already opened in the first half of the year, the Company expects to open three or four new company-operated O’Charley’s restaurants and three or four franchised or joint venture restaurants in the 2006 fiscal year.
     “Although we faced a challenging consumer environment, we are pleased with the results of our efforts to increase average check,” Burns said. “During the quarter, we implemented a three-tier menu pricing structure that selectively raised prices, reduced the availability of Kids Eat Free, and featured O’Charley’s Butcher’s Cut Premium Steaks in our limited-time offer. Operating costs as a percentage of sales were lower in the second quarter of 2006 than in the prior year’s second quarter. Food and beverage costs improved compared to the second quarter of 2005 as a result of the higher average check and the continuing impact from our theoretical food cost system. O’Charley’s improved its payroll and benefits costs as a percentage of sales compared to the prior year, which reflects the changes we made to our
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CHUX Reports Second-Quarter Results for 2006

August 3, 2006
restaurant-level bonus plans at the beginning of the year, reductions in employee benefits costs as a percentage of sales, and a reduction in the average number of managers in each restaurant.
     “The two new company-operated restaurants and one new joint venture restaurant opened in the second quarter reflect many of the new concept elements of ‘Project RevO’lution,’ including new uniforms, plateware, Curbside To Go, kitchen display systems, and new service standards. In the second half of the year, we plan to remodel and implement the new concept standards in between eight and ten Tennessee restaurants. On August 7, O’Charley’s will introduce its ‘Wild Kitchen’ promotion, featuring bold flavors such as pomegranate barbeque ribs, zesty orange peel chicken, French onion sirloin steak, and cedar-planked salmon. We plan to introduce a new menu at O’Charley’s in October, which will include a different layout, a new bar menu and food items, as well as further adjustments to our pricing.”
Ninety Nine Restaurants
     Restaurant sales for Ninety Nine increased 8.8 percent to $70.7 million in the second quarter, reflecting the addition of 10 new restaurants since the second quarter of 2005. The same-store sales decrease of 0.9 percent comprised a 4.5 percent increase in average check offset by a 5.1 percent decrease in guest counts. Average check in the second quarter was $14.04. One new Ninety Nine restaurant opened in the second quarter, bringing the total number to 112 at the end of the quarter. Including the restaurants already opened in the first half of the year, the Company expects to open between four and six new Ninety Nine restaurants in the 2006 fiscal year.
     “According to Knapp-Trak™, same-store sales increases for Ninety Nine in the month of June exceeded all other casual-dining concepts with more than $300 million of annual system sales,” Burns said. “Given the challenging consumer and competitive environment in New England, we believe this impressive sales performance is a testament to the strength of the concept and its management team. Operating costs as a percentage of sales were higher in the second quarter of 2006 than in the second quarter of 2005, due to higher food and beverage, payroll and benefits, and utility costs.
     “During the quarter, Ninety Nine introduced a newly-designed menu featuring nine new food and nine new beverage items, and implemented a three-tier menu pricing structure. New menu items include grilled filet mignon, garlic parmesan crusted tilapia, grilled sun dried tomato chicken and Combo Creations, where the guest can create his or her own combo. Ninety Nine also implemented a number of new concept elements as part of its ‘Dressed to the Nines’ repositioning, including new uniforms, plate ware, and team member training. At the end of the second quarter, Ninety Nine launched its Fisherman’s Feast promotion, featuring its signature lobster roll, Baja crab cakes, citrus swordfish, fresh haddock Del Ray with crab stuffing, and shipwreck shrimp. To support the new menu and new concept elements, we introduced a new radio campaign setting forth the ‘Ninety Nine Reasons You’ll Always Come Back For More.’ We have now opened four restaurants in the Philadelphia market, and look forward to continued development of that market.”
Stoney River Legendary Steaks Restaurants
     Second-quarter sales for Stoney River Legendary Steaks increased 29.7 percent to $7.1 million, which reflects increases of 2.7 percent at the six restaurants included in the same-store sales base, and sales at the new Dublin, Ohio and Nashville, Tennessee restaurants. The same-store sales increase
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CHUX Reports Second-Quarter Results for 2006

August 3, 2006
consisted of a 4.4 percent increase in average check partially offset by a 1.6 percent decline in guest counts. Average check for Stoney River in the second-quarter was $40.00.
     “We continue to be pleased with Stoney River’s performance in terms of same-store sales and operational improvements and believe that the concept has established a unique position in the upscale steakhouse segment,” Burns noted. “The new restaurant in the West End area of Nashville is the first Stoney River restaurant to serve lunch, and we believe this offers a potential growth opportunity for the concept. We expect to open two additional Stoney River restaurants, in the St. Louis and Atlanta markets, later in 2006.”
Outlook for Third-Quarter and Full-Year 2006
     The Company stated that it expects to report net earnings per diluted share of between $0.11 and $0.16 for the 12-week period ending October 1, 2006. The Company revised its previously issued earnings guidance for the full year and stated that it expects to report net earnings per diluted share of between $0.90 and $0.96 for the fiscal year ending December 31, 2006. The 2006 fiscal year is a 53-week year. The Company’s guidance for the full year reflects an estimated positive earnings impact from the 53rd week of between $0.08 and $0.10 per diluted share. Projected results for the second half of the year are based upon anticipated same-store sales increases of less than one percent for O’Charley’s, and between one percent and two percent for Ninety Nine. The Company expects year-over-year improvement in its operating margin in the second half of the year. The Company projects an effective tax rate of approximately 25.2 percent for the full fiscal year, compared to 14.3 percent in 2005, and interest expense of between $16.5 million and $17.0 million for the year, compared to $15.1 million in the 2005 fiscal year. The Company’s guidance does not reflect any impact for charges or expenses arising from decisions the Company may make during the second half of fiscal 2006 as part of its turnaround efforts, or from the Company’s previously disclosed discussions with Meritage Hospitality Group, Inc.
     “With the uncertainties created by the current challenging environment, we will continue to execute our plan and to focus on the things we can control, including improving the overall guest experience in our restaurants, managing our margins, and instilling ‘A Passion to Serve’™ throughout our organization,” Burns concluded. “This management team understands the need to turn around our performance, and we believe that we are taking the appropriate actions to generate profitable and sustainable growth while enhancing shareholder value. We have a conservative fiscal policy, strong asset base and strong balance sheet, which provide us with financial flexibility.”
Investor Conference Call and Web Simulcast
     O’Charley’s Inc. will conduct a conference call on its 2006 second-quarter earnings release on August 3, 2006, at 11:00 a.m. EDT. The number to call for this interactive teleconference is (973) 582-2952, and the confirmation passcode is 7645378. A replay of the conference call will be available through August 10, 2006, by dialing (973) 341-3080 and entering the confirmation number 7645378.
The live broadcast of O’Charley’s conference call will be available online:
http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=82565&eventID=1355656
     If you are unable to participate during the live Webcast, the call will be archived on the company’s
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CHUX Reports Second-Quarter Results for 2006

August 3, 2006
Web site at www.ocharleysinc.com, as well as www.streetevents.com and www.earnings.com, shortly after the call on August 3, 2006 and continuing through August 10, 2006.
About O’Charley’s Inc.
O’Charley’s Inc., headquartered in Nashville, Tenn., is a multi-concept restaurant company that operates or franchises a total of 356 restaurants under three brands: O’Charley’s, Ninety Nine Restaurant, and Stoney River Legendary Steaks. The O’Charley’s concept includes 235 restaurants in 17 states in the Southeast and Midwest, including 227 company-owned and operated O’Charley’s restaurants in 16 states, five franchised O’Charley’s restaurants in Michigan and three joint venture O’Charley’s restaurants in Louisiana. The menu, with an emphasis on fresh preparation, features several specialty items such as hand-cut and aged USDA choice steaks, a variety of seafood and chicken, freshly baked yeast rolls, fresh salads with special-recipe salad dressings and signature caramel pie. The Company operates Ninety Nine restaurants in 113 locations throughout Connecticut, Maine, Massachusetts, New Hampshire, New Jersey, New York, Pennsylvania, Rhode Island, and Vermont. Ninety Nine has earned a strong reputation as a friendly, comfortable place to gather and enjoy great American food and drink at a terrific price. The menu features a wide selection of appetizers, salads, sandwiches, burgers, entrees and desserts. The Company operates eight Stoney River Legendary Steaks restaurants in Georgia, Illinois, Kentucky, Ohio and Tennessee. The steakhouse concept appeals to both upscale casual-dining and fine-dining guests by offering high-quality food and attentive customer service typical of high-end steakhouses, but at more moderate prices.
Forward Looking Statement
The forward looking statements in this press release and statements made by or on behalf of the Company relating hereto, including those containing words like “expect,” “project,”“believe,” “may,” “could,” “anticipate,” and “estimate,” are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, These forward-looking statements are subject to the finalization of the Company’s second fiscal quarter financial and accounting procedures, and may be affected by certain risks and uncertainties, including, but not limited to, the Company’s ability to increase operating margins and increase same-store sales at its restaurants; the effect that increases in food, labor, energy, interest costs and other expenses have on our results of operations; the Company’s ability to successfully implement changes to its supply chain; the Company’s ability to sell closed restaurants and other surplus assets; the possible adverse effect on our sales of any decrease in consumer spending; the effect of increased competition; the resolution of the Company’s dispute with Meritage Hospitality Group, Inc.; the impact on our results of operations of restarting development of our Stoney River concept, and the other risks described in the Company’s filings with the Securities and Exchange Commission. In light of the significant uncertainties inherent in the forward-looking statements included herein, you should not regard the inclusion of such information as a representation by us that our objectives, plans and projected results of operations will be achieved and the Company’s actual results could differ materially from such forward-looking statements. The Company does not undertake any obligation to publicly release any revisions to the forward-looking statements contained herein to reflect events and circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.
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O’Charley’s Inc. and Subsidiaries
Consolidated Statements of Earnings (unaudited)
12 Weeks Ended July 9, 2006 and July 10, 2005

	2006		2005
	(in thousands, except per share data)
Revenues:
Restaurant sales	$220,915	98.8%	$212,017	99.0%
Commissary sales	2,648	1.2%	2,148	1.0%
Franchise revenue	79	0.0%	84	0.0%

	223,642	100.0%	214,249	100.0%

Costs and Expenses:
Cost of restaurant sales:
Cost of food and beverage	66,104	29.9%	64,147	30.3%
Payroll and benefits	74,353	33.7%	73,294	34.6%
Restaurant operating costs	41,438	18.8%	38,854	18.3%
Cost of commissary sales	2,253	1.0%	1,966	0.9%
Advertising expenses	6,478	2.9%	5,853	2.7%
General and administrative expenses	11,226	5.0%	8,918	4.2%
Depreciation and amortization	10,755	4.8%	9,952	4.6%
Asset impairment and disposals	114	0.1%	(275)	-0.1%
Pre-opening costs	1,441	0.6%	1,012	0.5%

	214,162	95.8%	203,721	95.1%

Income from Operations	9,480	4.2%	10,528	4.9%

Other Expense/(Income):
Interest expense, net	3,808	1.7%	3,491	1.6%
Other, net	(4)	0.0%	43	0.0%

	3,804	1.7%	3,534	1.6%

Earnings Before Income Taxes	5,676	2.5%	6,994	3.3%

Income Taxes	1,283	0.6%	2,028	0.9%

Net Earnings	$4,393	2.0%	$4,966	2.3%

Basic Earnings per Share:
Net Earnings	$0.19		$0.22

Weighted Average Common Shares Outstanding	23,338		22,843

Diluted Earnings per Share:
Net Earnings	$0.19		$0.21

Weighted Average Common Shares Outstanding	23,531		23,158

3038 Sidco Drive • Nashville, TN 37204 • (615) 256-8500

O’Charley’s Inc. and Subsidiaries
Consolidated Statements of Earnings (unaudited)
28 Weeks Ended July 9, 2006 and July 10, 2005

	2006		2005
	(in thousands, except per share data)
Revenues:
Restaurant sales	$524,132	98.9%	$500,194	99.1%
Commissary sales	5,726	1.1%	4,356	0.9%
Franchise revenue	236	0.0%	190	0.0%

	530,094	100.0%	504,740	100.0%

Costs and Expenses:
Cost of restaurant sales:
Cost of food and beverage	157,065	30.0%	149,731	29.9%
Payroll and benefits	176,863	33.7%	170,579	34.1%
Restaurant operating costs	97,948	18.7%	90,329	18.1%
Cost of commissary sales	4,932	0.9%	3,879	0.8%
Advertising expenses	14,928	2.8%	13,863	2.7%
General and administrative expenses	26,484	5.0%	21,409	4.2%
Depreciation and amortization	24,753	4.7%	23,171	4.6%
Asset impairment and disposals	114	0.0%	60	0.0%
Pre-opening costs	2,615	0.5%	2,397	0.5%

	505,702	95.4%	475,418	94.2%

Income from Operations	24,392	4.6%	29,322	5.8%

Other Expense:
Interest expense, net	8,895	1.7%	8,039	1.6%
Other, net	0	0.0%	43	0.0%

	8,895	1.7%	8,082	1.6%

Earnings Before Income Taxes	15,497	2.9%	21,240	4.2%

Income Taxes	3,905	0.7%	6,160	1.2%

Net Earnings	$11,592	2.2%	$15,080	3.0%

Basic Earnings per Share:
Net Earnings	$0.50		$0.66

Weighted Average Common Shares Outstanding	23,196		22,749

Diluted Earnings per Share:
Net Earnings	$0.49		$0.65

Weighted Average Common Shares Outstanding	23,424		23,103

3038 Sidco Drive • Nashville, TN 37204 • (615) 256-8500

O’Charley’s Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (unaudited)
At July 9, 2006 and December 25, 2005

	2006	2005
	(in thousands)

Cash and cash equivalents	$14,562	$5,699

Other current assets	70,440	78,426

Property and equipment, net	458,703	464,048

Goodwill and other intangible assets	118,995	118,995

Other assets	19,387	20,442

Total assets	$682,087	$687,610

Current portion of long-term debt and capital leases	$10,287	$10,975

Other current liabilities	97,424	97,299

Deferred income taxes	6,321	7,407

Long-term debt, net of current portion	133,257	148,299

Capitalized lease obligations	21,453	26,408

Other liabilities	46,056	47,634

Shareholders’ equity	367,289	349,588

Total liabilities and shareholders’ equity	$682,087	$687,610

3038 Sidco Drive • Nashville, TN 37204 • (615) 256-8500